EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-110942, 333-63748 and 333-51270) of Salix Pharmaceuticals, Ltd., and

(2) Registration Statement (Form S-8 Nos. 333-126685, 333-126290, 333-116675, 333-96771, 333-63604, 333-61497, 333-135268, 333-47586, 333-151658, 333-41801, 333-160294 and 333-183174) pertaining to various stock-based compensation plans of Salix Pharmaceuticals, Ltd.;

of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd., and the effectiveness of internal control over financial reporting of Salix Pharmaceuticals, Ltd. included in this Annual Report (Form 10-K/A) of Salix Pharmaceuticals, Ltd. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 2, 2015